CMC FUND TRUST

AMENDMENT NO. 6
TO
RESTATED DECLARATION OF TRUST


	The undersigned officer of CMC Fund
Trust (the "Trust") certifies that the following amendment to the Restated Declaration of Trust dated October 13, 1993 of the Trust was duly adopted by the Trustees of the Trust effective
July 24, 2001.

	1.  Section 3.06 is amended to add a new
Section 3.06.6-11 to read in its entirety as follows:

"3.06-11  Subject to the relative
rights and preferences and other
terms of this Declaration of Trust,
the Trustees authorize the
establishment of the eighth Series to
be designated as follows:  CMC
Strategic Equity Fund.


Dated:	September 19, 2001



	/S/
Jeff B. Curtis
Jeff B. Curtis

President